Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the registration statements (Form S-3 No. 333-151354) pertaining to the Dividend Reinvestment Plan and (Form S-8 No.333-151353) pertaining to the Employee’s Stock Purchase Plan of Isabella Bank Corporation, of our integrated audit report dated March 11, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Isabella Bank Corporation, included in this Annual Report on Form 10-K for the year ended December 31, 2009.
Rehmann Robson, P.C.
Saginaw, Michigan
March 11, 2010

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